SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2010
NVR, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-12378	54-1394360

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)
11700 Plaza America Drive, Suite 500, Reston, Virginia 20190

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 703-956-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 22, 2010, the NVR, Inc. (the “Company”) Board of Directors (the “Board”) proposed amendments to our Restated Articles of Incorporation that would effect the declassification of the Board and result in the annual election of directors starting in 2011. The proposed amendments effecting the declassification are subject to, and contingent on, shareholder approval at our Annual Meeting of shareholders to be held on May 4, 2010 (the “2010 Annual Meeting”).
     On February 22, 2010, in connection with our declassification proposal, each Class II director nominee to be considered for election at the 2010 Annual Meeting (whose term would otherwise expire at the Company’s annual meeting of shareholders to be held in 2013, absent approval of the declassification proposal) and each current Class I director (whose term would otherwise expire at the Company’s annual meeting of shareholders to be held in 2012, absent approval of the declassification proposal) signed the Director Resignation Agreement (the “Agreement”) which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The Class III directors did not sign the Agreement because their terms expire in 2011. Under the Agreement, subject to shareholder approval of the declassification proposal, each such director and director nominee has contractually agreed to resign without further action effective immediately prior to the Company’s annual meeting of shareholders to be held in 2011. The purpose of the resignations reported today is simply to facilitate the transition to a declassified Board by shortening the director terms of the Class I and Class II directors and allowing all directors to be elected to one-year terms starting in 2011.

Item 9.01	Financial Statements and Exhibits
     (c) Exhibits

Number	Description

10.1	Director Resignation Agreement with all Class II director nominees and current Class I directors, dated February 22, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVR, Inc.
Date: February 23, 2010	By:	/s/ Dennis M. Seremet
		Name:	Dennis M. Seremet
		Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Director Resignation Agreement with all Class II director nominees and current Class I directors, dated February 22, 2010.